Exhibit 12


                                                                                   The Gillette Company

                                                                             Ratio of Earnings to Fixed Charges
                                              Six months        Six months
Dollars in millions                              ended            ended
                                               June 30, 2003   June 30, 2002       2002       2001       2000       1999       1998
                                             ---------------  ---------------      -----      -----      -----      -----      -----
Earnings:
       Income from continuing operations
         before income taxes                $            859              748      1,752      1,342      1,288      1,912      1,656
       Interest expense                                   30               44         84        145        223        136         94
       Interest portion of rental expense                 22               20         43         31         25         20         17
       Amortization of capitalized interest                5                5         10          9          6          5          4

                                                       -----            -----      -----      -----      -----      -----      -----
       Earnings available for fixed charges $            916              817      1,889      1,527      1,542      2,073      1,771
                                                       =====            =====      =====      =====      =====      =====      =====

Fixed Charges:
       Interest expense                     $             30               44         84        145        223        136         94
       Interest capitalized                                1                2          4         11         23         13         18
       Iterest portion of rental expense                  22               20         43         31         25         20         17

                                                       -----            -----      -----      -----      -----      -----      -----
       Total fixed charges                  $             53               66        131        187        271        169        129
                                                       =====            =====      =====      =====      =====      =====      =====



Ratio of Earnings to Fixed Charges                      17.3             12.4       14.5        8.2        5.7       12.3       13.7
                                                       =====            =====      =====      =====      =====      =====      =====
